Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2005, accompanying the consolidated financial statements included in the Annual Report on Form 10-K of TeraForce Technology Corporation and subsidiaries for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of TeraForce Technology Corporation and subsidiaries on Form S-3 (File No. 333-58970) and on Form S-8 (File No. 333-117101).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 18, 2005